EXHIBIT 10.1

UGI Corporation Executive Severance Plan

As Effective October 1, 2021

Important note: This document does not create a contract of employment between the Company, including any successor entity (by merger or otherwise), and any employee. Nothing in this booklet prevents the Company from terminating or changing the terms of any employee’s employment. This Plan is expected to be continued indefinitely. However, the Company reserves the right to amend, modify, or terminate the UGI Corporation Executive Severance Plan at any time. The UGI Corporation Executive Severance Plan’s terms cannot be modified by written or oral statements to you from Human Resources representatives or other personnel. No answer or statement by a Human Resources representative or other employee may be relied on if it differs from the terms set forth in this UGI Corporation Executive Severance Plan.

I.About this booklet
This booklet describes the UGI Corporation Executive Severance Plan (the “Plan”). The Plan provides financial benefits to certain employees who lose their jobs because of a Qualifying Termination. Many capitalized terms used in this booklet are defined in the Definitions section (Section VII). Please read this booklet and keep it for future reference.
The Plan is intended to be an unfunded “employee welfare benefit plan” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan provides benefits to a select group of highly compensated employees and therefore falls within the “top hat” exception of many ERISA requirements.
An overview:
•The Plan is provided by the Company to all executive level employees of Participating Companies who are in the executive salary grade structure. All employees who are not part of the Company’s executive salary grade structure or who are not otherwise designated by the Compensation Committee for Plan participation are not eligible to participate in the Plan.
•Severance Benefits consist of a cash component based on a multiple of your Annual Compensation, plus the Cost of COBRA Continuation Coverage for your severance period and outplacement services for up to 12 months.
•Severance Benefits will be paid in a single lump sum payment and will be made minus all deductions and withholdings required by law or authorized by the Eligible Employee.
•Severance Benefits are not eligible compensation for purposes of any pension plan, 401(k) savings plan, or non-qualified deferred compensation plan sponsored by the Company.
II.Eligibility
A.Who is eligible?
You can only be eligible for this Plan if you are an Eligible Employee and incur a Qualifying Termination. In order to be an “Eligible Employee”:

•You must be an executive level employee with a Participating Company performing services in the United States and be compensated pursuant to the Company’s executive salary grade structure.
•At the time of your separation from the Company, you must not be eligible to receive any other severance benefits through another agreement or severance pay plan of the Company, including a change in control agreement, and you must not have waived coverage under this Plan;
•Your employment must have been terminated pursuant to a Qualifying Termination (as defined in Section VII); and
•You must have been on the active payroll of the Company at the time of your Qualifying Termination.
B.Who is NOT eligible?
You will not be eligible to receive Severance Benefits under this Plan if you do not meet the eligibility rules in the “Who is eligible?” section above. You will also not be eligible to receive benefits under this Plan if any of the following apply to you:
•You are not an active employee of the Company at the time of your Qualifying Termination.
•You are transferred to or accept another position at the Company or any of its Affiliates.
•You refuse an instruction to interview for a position at the Company or any of its Affiliates pursuant to the Company’s policies and procedures, including but not limited to the Company’s diversity and inclusion policy.
•You refuse an offer of substantially comparable employment at the Company or any of its Affiliates; for purposes of the Plan, “substantially comparable employment” shall mean (i) no reduction in your annual base salary, and (ii) no change in the geographic location in which you work that is not more than 50 miles from your principal place of business;
•You are transferred to, assume, or are offered substantially comparable employment with any of the following: (i) a purchaser of the stock, a business unit, assets, or equity interests of the Company or an Affiliate; (ii) the surviving entity following a merger or consolidation of the Company or an Affiliate with another entity; (iii) an entity serving as a contractor or a succeeding contractor (including a subcontractor) for business or functions performed by the Company or an Affiliate; (iv) a joint venture or partnership to whom control of a business unit, organization or function within the Company or an Affiliate is transferred, whether by stock or asset sale or other means; or (v) an affiliate of any such purchaser, contractor, succeeding contractor, subcontractor, joint venture or partnership; for purposes of the Plan, “substantially comparable employment” shall mean (i) no reduction in your annual base salary, and (ii) no change in the geographic location in which you work that is not more than 50 miles from your principal place of business;
•You are terminated in a Qualifying Termination but thereafter (and prior to payment of all of your Severance Benefits) accept reemployment or another position with any of the following – (i) the Company or any Affiliate, (ii) a purchaser of the stock, a business unit, assets, or equity interests of the Company or an Affiliate, (iii) the surviving entity following a merger or consolidation of the Company or an Affiliate with another entity, (iv) an entity serving as a contractor or a succeeding contractor (including a subcontractor) for business or functions performed by the Company, (v) a joint venture or partnership to whom control of a business unit, organization or function within the Company or an Affiliate is transferred, whether by stock or asset sale or other means, or (vi) an affiliate of any such purchaser, contractor, succeeding contractor, subcontractor, joint venture or partnership; or
•You are Terminated for Cause (as determined by the Company), quit, resign, fail to return from a leave of absence, or die.
III.How the Severance Plan Works
A.Severance Benefits
If you are an Eligible Employee and are terminated by a Qualifying Termination, you may be entitled to Severance Benefits if you sign and timely return (and do not revoke) a Release of Claims acceptable to the Company that releases all claims against the Company that are permitted to be released under applicable law. The Company must receive your signed Release of Claims on or after your date of separation and within the time period described in your Release of Claims or you will not be eligible for Severance Benefits.
Your Severance Benefits will consist of the following:
•Cash severance equal to your Annual Compensation at the time of your Qualifying Termination multiplied by the Severance Period for your employment classification, as described in the table below; and
•The Cost of COBRA Continuation Coverage (as defined in Section VII below); and

•Outplacement services for up to six months (or up to 12 months for employees who are a party to a Change in Control Agreement) following your Qualifying Termination through a vendor selected by the Company.

The Severance Period for your Severance Benefits is based on your employment classification as follows:

Employment Classification	Severance Period
Chief Executive Officer of UGI Corporation	2.0 Years
Officers designated as executive officers under Section 16 of the Exchange Act, the General Auditor and Presidents of each of the Company’s business units	1.5 Years
Executives (i) with titles of Vice President that are not listed in one of the above classifications or (ii) as designated by the Committee from time to time	1.0 Years

In addition, the Administrator may determine in its sole discretion that an annual bonus will be paid to you for the year of termination. Unless otherwise determined by the Administrator, such annual bonus will be prorated based on the number of months employed by the Eligible Employee during the applicable fiscal year. The Administrator may take into account factors such as Company and individual performance. The annual bonus, if any, shall be paid within 60 days after your Termination Date, unless the applicable bonus plan in effect for the year specifically provides otherwise with respect to termination of employment. If an annual bonus is payable to you under an applicable annual bonus plan for the year of the Qualifying Termination, no additional bonus will be payable under this Plan.

If you are entitled to receive reimbursement for tax preparation services immediately prior to your Qualifying Termination, you will be entitled to receive such reimbursement for the final calendar year of your employment under the terms of the Company’s tax preparation reimbursement policy. The Company will reimburse you for the tax preparation services within 60 days following the Company’s receipt of proof of payment for the services, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred, provided that the Company receives proof of payment for the services at least 60 days before such December 31st.

B.Equity Awards
This Plan does not affect the terms of any outstanding equity awards. The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Company’s equity plan or plans under which they were granted as well as any applicable award agreements.
C.Conditions to Payment
1.Execution of Release of Claims
You must sign and return a Release of Claims in order to receive Plan benefits. By signing and returning the Release of Claims, you are releasing any claims that you may have against the Company or any of its Affiliates at the time you sign. You are also agreeing to abide by other restrictions that may be in the Release of Claims, such as provisions relating to confidentiality of Company information, non-disparagement of the Company, and non-solicitation of Company employees and/or customers. By signing a Release of Claims, you are not waiving any rights to vested benefits payable under the terms of any other Company benefit plan.
In order to qualify for Severance Benefits, the Release of Claims must be signed on or after your date of separation and received by the Company within the time period described in your Release of Claims.
2.Payment of Severance Benefits
The Company will pay your Severance Benefits in a one-time single lump sum payment, minus all deductions and withholdings required by law or authorized by the Eligible Employee, with payment to be made under the timing set forth in your Release of Claims but in no event later than March 15th of the calendar year following the calendar year of your Qualifying Termination. However, in the case of any Eligible Employee who is determined to be a “specified employee,” as such term is defined in Treas. Reg. Section 1.409A-1(i), if a “six-month hold” on payments is mandated by Section 409A of the Internal Revenue Code, payment may not be made earlier than six (6) months after your Qualifying Termination. In addition, if the period in which you review and adopt the Release of Claims crosses calendar years, all payments under this Plan shall be made in the succeeding calendar year.
3.Other conditions of payment

To receive Severance Benefits, you must (i) maintain fully satisfactory work performance until your Termination Date, (ii) meet any obligations you have to the Company such as immediate reimbursement for cash advances or other amounts owed to the Company, (iii) ratify any patent assignment, confidentiality, non-solicitation, non-competition and other post-employment activities in agreement between you and the Company, (iv) return all Company property and equipment, including but not limited to any confidential or proprietary information, keys, badges, manuals, Company or customer data or documents (including copies), laptops, cell phones, parking passes, or other property belonging to the Company, (v) hold confidential any and all information concerning the Company, whether with respect to its businesses, suppliers, customers, operations, finances, employees, officers, directors, vendors, contractors, or otherwise, and (vi) fully cooperate with the Company to complete the transition of matters with which you are familiar or for which you are responsible.
If you die after your Termination Date but before any Severance Benefit payments to which you otherwise would have been entitled have been made, the Severance Benefits will be paid to your estate, provided that you (or a representative of your estate) sign the required Release of Claims, and it is delivered to the Company within the required time period (and not revoked).
If your termination is deemed to be covered by the WARN Act or similar Federal, state, or local law governing plant closings or mass workforce reductions, the benefit payable under this Plan shall be reduced by the number of weeks of such notice pay paid to you under applicable law.
D.Benefits Continuation
Benefits available to active employees shall be discontinued after your Termination Date in accordance with the terms of the applicable plan. Certain benefits, such as medical, dental, vision, and health care spending accounts, may be continued under the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended, (“COBRA”) (or similar state or local law) after your coverage ends. Other benefits, such as term life insurance, may be able to be converted to an individual policy. You should review the Summary Plan Descriptions for these benefits for details.
IV.Plan Administration
The Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
•administer the Plan according to its terms and to interpret Plan provisions;

•resolve and clarify inconsistencies, ambiguities, conflicts, and omissions in the Plan and between the Plan and related documents;
•take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, including benefit amounts;
•make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
•process and approve or deny all claims for benefits; and
•decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.

All decisions of the Administrator arising under the Plan, including (but not limited to) questions of construction, interpretation and administration, shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law or arbitration only if it is arbitrary and capricious.

V.Other Plan Information
This document describes the benefits, terms, and conditions of the Plan. If there is any conflict between the terms of this Plan document and other documents or oral representations relating to severance benefits, this Plan document will govern.
The Administrator has the sole and absolute discretion to interpret and construe the terms of the Plan and to resolve any ambiguities in the Plan. The Administrator can act through a delegate.
A.Plan Funding
The Plan shall not be funded through a trust, an insurance contract or otherwise, and all benefit payments from the Plan shall be made from the general assets of the Company. Accordingly, you shall not have any claim against specific assets of the Company, and shall be only a general creditor, with respect to any rights you may have under the Plan.
B.Future of the Plan
The Company expects to continue the Plan as described in this booklet. However, the Plan may be amended, modified, or terminated, in whole or in part, at any time by action of the Board, the Compensation Committee, or either of their delegates. Any Plan amendment, modification, or termination may apply to all or designated classes of employees; provided, however, that the Severance Benefits payable to a person who has been provided a Release of Claims prior to such amendment, suspension, or termination shall not be reduced by such event unless the Release of Claims has expired or has been revoked.
In addition, the Administrative Committee may adopt any amendment to the Plan as it shall deem necessary or appropriate to: (i) maintain compliance with current laws and regulations; (ii) correct errors and omissions in the Plan; or (iii) facilitate the administration and operation of the Plan.
C.No Assignment
No Severance Benefits payable under this Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against an Employee.
D.Arbitration
Any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration; provided, however, that no such arbitration may commence until the claimant has exhausted his or her rights under the claims procedure in Section VI. Arbitration shall be administered before one neutral arbitrator with the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), and except as otherwise provided in this Plan, the JAMS employment arbitration rules in effect at the time the dispute is filed will apply to the arbitration process. Any arbitral award determination shall be final, conclusive, and binding upon all parties. In any such arbitration, the arbitrator shall have the power to require the non-prevailing party to pay all expenses, including the costs of the arbitrator and the costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party.
Any arbitration by a person claiming rights under the Plan must be commenced not later than the shortest applicable statute of limitations by law or two years from the date the written copy of the appeal denial under Section VI(D) is delivered.
E.Relationship to Other Benefits
Your Severance Benefits will not be taken into account to increase any benefits provided (or continue coverage) under any other benefit plan, arrangement, or policy of the Company or an Affiliate, except as otherwise specifically provided in the other benefit plan, arrangement, or policy.
F.Effective Date
This amendment and restatement of the Plan shall be effective with respect to Qualifying Terminations that are effective on or after October 1, 2021.

G.Exclusivity
As of October 1, 2021, the Plan is the only benefit plan of general applicability providing severance benefits for Eligible Employees. All prior plans, including other such severance, layoff, plant closing, or other employment termination benefits plans in effect for Eligible Employees of the Participating Companies prior to October 1, 2021, are superseded and terminated (to the extent not previously terminated) as of the Effective Date of the Plan (as defined in Section VII).
H.Governing Law
The Plan is intended to be an “employee welfare benefit plan” under Section 3(1) of ERISA but is exempt from many ERISA requirements because it provides benefits to a select group of management and highly compensated employees under the “top hat” provision of ERISA. Except to the extent preempted by ERISA or other Federal law, the Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.
I.Compliance with Section 409A
Although the Company makes no guarantee with respect to the tax treatment of payment hereunder and shall not be responsible in any event with regard to non-compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the fullest extent applicable, Severance Benefits payable under the Plan are intended to be exempt from the definition of “non-qualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A, including the short-term deferral exception in Treas. Reg. Section 1.409A-1(b)(4) and/or the separation pay plan exception in Treas. Reg. Section 1.409A-1(b)(9)(iii). To the extent that any amount payable or benefit provided under the Plan is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, the Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits. Each installment payment of compensation payable under this Plan shall be treated as a separate payment of compensation for purposes of Code Section 409A. Whenever a payment under this Plan may be paid within a specified period, the actual date of payment within the specified period shall be within the Administrator’s sole discretion. The Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

J.Excess Parachute Payments
Notwithstanding any other provision of the Plan, in the event that an Eligible Employee becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any non-cash benefits and the accelerated vesting of stock awards) under the Plan or under any other plan, agreement or arrangement with the Company or any Affiliate, or with any person whose actions result in a Change in Control (as defined in the UGI Corporation 2021 Incentive Award Plan), or an affiliate of such person whose actions result in a Change in Control (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and it is determined that, but for this Section V(J), any of the Severance Benefits will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision or any comparable state or local law provision (the “Excise Tax”), the Company shall pay to the Eligible Employee either (i) the full amount of the Payments or (ii) an amount equal to the Payments reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G of the Code) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Eligible Employee, on an after-tax basis (with consideration of all taxes incurred in connection with the Payments, including the Excise Tax), of the greatest amount of Payments, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Eligible Employee would receive a greater after-tax benefit from receipt of the Capped Payments than from receipt of the full amount of the Payments and for purposes of this Section V(J) (if applicable), the Eligible Employee shall be deemed to pay federal, state, and local taxes at the highest marginal rate of taxation for the applicable calendar year.
VI.Claims Procedures
A.Severance Benefit Claims
If you are an Eligible Employee whom the Company determines is entitled to receive Severance Benefits under the Plan, the Company will notify you of your entitlement to receive such Severance Benefits and will provide any forms required in connection therewith. If you disagree with the Company’s determination of your eligibility for Severance Benefits, you may submit a written claim to the Administrator describing the basis of your claim for Severance Benefits, together with any forms required in connection therewith, at any time within the 60-day period following the date on which you claim to have become entitled to Severance Benefits.

If you are not notified of your eligibility for Severance Benefits but believe that you should be entitled to them under the Plan, you may submit a written claim to the Administrator describing the basis of your claim for Severance Benefits. You may also request any forms required in connection with application for Severance Benefits from the Administrator. This request may be made at any time within the 60-day period following the date on which you claim to have become entitled to Severance Benefits. If you are claiming Severance Benefits under the Plan, you must complete and file any required application forms with the Company.
When filing for Severance Benefits or appealing a denied claim, you may use an authorized representative if you choose.
B.Initial Claims
Any individual who believes that he or she is entitled to Severance Benefits under the Plan that has not been received may submit a written claim for Severance Benefits within the 60-day period following the date on which he or she claims to have become entitled to Severance Benefits after his or her Qualifying Termination. Claims should be addressed and sent to:
UGI Corporation
460 North Gulph Road
King of Prussia, PA 19406
Attention: Chief Human Resources Officer

If the claim is denied, in whole or in part, the claimant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the written claim. If special circumstances require an extension of time for processing the claim, such period shall not exceed 180 days. If such an extension of time is required, written notice of the extension will be furnished to the claimant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension and the date on which a decision is expected to be rendered. Written notice of the denial of the claim will contain the following information:
•the specific reason(s) for the denial of the claim;
•references to the specific Plan provisions on which the denial was based;
•a description of any additional information or material required by the Administrator to reconsider the claim (to the extent applicable) and an explanation of why such information or material is necessary; and
•a description of the Plan's review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action following a benefit claim denial on review.

C.Appeal of Denied Claims
If the claim is denied and a claimant wishes to submit a request for review of the denied claim, the claimant or his or her authorized representative must follow the procedures described below:
•Upon receipt of the denied claim, the claimant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the claimant has received written notification of the denial.
•The claimant has the right to submit in writing to the Administrator any comments, documents, records, or other information relating to his or her claim for benefits.
•The claimant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
•The review of the denied claim will take into account all comments, documents, records and other information that the claimant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of their claim.

D.Administrator Response to Appeal
The Administrator will provide the claimant with written notice of its decision within 60 days after receipt of the written claim for review. There may be special circumstances which require an extension of this 60-day period. In the case of an extension, the Administrator will notify the claimant of the need for an extension within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the written claim for review. The Administrator’s decision on the claim will be communicated to the claimant in writing and will clearly state:
•the specific reason(s) for the denial of the claim;
•references to the specific Plan provisions on which the denial was based; and
•a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to their claim for Severance Benefits.

VII.Definitions
The following terms, when capitalized in this document, have the following meaning:

1.Administrative Committee – the Administrative Committee of UGI Corporation, which shall be members of management appointed by the Compensation Committee.
2.Administrator – the Board shall act as Administrator with respect to all decisions related to the Chief Executive Officer of UGI Corporation, the Compensation Committee shall act as Administrator with respect to all decisions related to individuals designated as Senior Management by the Compensation Committee, and the Administrative Committee shall act as Administrator with respect to all other Eligible Employees and matters.
3.Affiliate – Any person, individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or other entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Company.
4.Annual Compensation – the Eligible Employee’s annual base salary and applicable target bonus (if any) on his or her Termination Date.
5.Board – the UGI Corporation Board of Directors.
6.Change in Control – any “Change in Control” as such term is defined in the UGI Corporation 2021 Incentive Award Plan.
7.Change in Control Agreement – a written agreement between an employee and the Company or an Affiliate that provides severance benefits upon a Change in Control.
8.Code – the Internal Revenue Code of 1986, as amended.
9.Company – UGI Corporation and its Affiliates and Participating Companies, including any successor entity (by merger or otherwise).
10.Compensation Committee – the Compensation and Management Development Committee of the Board or a successor committee thereto.
11.Cost of COBRA Continuation Coverage – the cost the Eligible Employee would incur if he or she continued medical and dental coverage under the Company’s benefit plans for the Eligible Employee’s Severance Period, based on the benefits in effect for the Eligible Employee (and, where applicable, his or her spouse and dependents) on the Termination Date, minus the amount that the Eligible Employee would be required to contribute for medical and dental coverage if such Eligible Employee were an active employee of the Company. For purposes of determining the Cost of COBRA Continuation Coverage, a half year period shall be equal to six months and a one-year period shall be equal to 12 months.

For illustration only, if an Eligible Employee would incur a cost of $1,000 per month to continue his or her medical and dental coverage in effect for the Eligible Employee and his or her spouse and dependents on the Termination Date, the Eligible Employee paid $100 per month for such coverage as an active employee, and the Eligible Employee received one year of Severance Benefits, this results in a Cost of COBRA Continuation Coverage of $10,800 ($900 times 12 months).
12.Eligible Employee – An Employee of a Participating Company who is compensated in the executive salary grade structure or who has been designated in writing by the Committee for Plan participation. In addition, an Employee must satisfy the requirements set forth in Section II of the Plan to be an Eligible Employee.
13.Employee – An individual who is employed by the Company and who is classified by the Company as a regular employee on the payroll of the Company. The term “Employee” shall not include any individual who is not designated on the Company’s records contemporaneously as an employee for all purposes including, without limitation, all purposes under Subtitle C of the Internal Revenue Code. For example, an individual shall not be an Employee if such individual (a) is designated by the Company contemporaneously as an independent contractor, a consultant, or a leased or temporary employee; (b) is not contemporaneously designated solely as an employee on the regular payroll of the Company; (c) is paid by a third party employer, such as a temporary staffing firm or any entity other than the Company; or (d) is not designated by the Company as a common law employee. The preceding two sentences shall apply to an individual without regard to whether the Company provides remuneration to such individual and without regard to the manner in which a Participating Company determines or provides any such remuneration and without regard to any retroactive classification of the individual as an employee.
14.ERISA – the Employee Retirement Income Security Act of 1974, as amended.
15.Participating Company (or Participating Companies) – UGI Corporation, UGI Utilities, Inc., UGI Energy Services, LLC, and AmeriGas Propane, Inc. and such subsidiaries or Affiliates of UGI Corporation as designated by the Compensation Committee from time to time.
16.Plan – this UGI Corporation Executive Severance Plan, as amended from time to time.
17.Qualifying Termination – the involuntary termination of an Eligible Employee’s employment other than Termination for Cause, death, or continuous illness, injury, or incapacity for a period of six consecutive months.
18.Release of Claims – A written agreement, in a form acceptable to the Company as may be modified from time to time by the Company, releasing claims on behalf of the Eligible Employee and his or her heirs or assigns and relieving the Company of any liability as to any claims that the Eligible Employee may have against the Company and its employees, successors, and Affiliates at the time he or she signs (except any vested rights to benefits payable under the terms of any other benefit plans of the Company), as well as agreeing to abide by other restrictions that may be in the Release of Claims agreement, such as provisions relating to confidentiality of Company information, non-disparagement of the Company, non-competition, and non-solicitation of Company employees and/or customers.
19.Severance Benefits – The benefits described in Section III.A. of the Plan, for Eligible Employees who timely sign and return (and do not revoke) a Release of Claims.
20.Termination Date – The last day of an Employee’s employment with the Company for purposes of receiving benefits under this Plan.
21.Terminated for Cause or Termination for Cause – Termination for any of the following reasons:
a.Theft or misappropriation of funds or conduct that has an adverse effect on the reputation of the Company or any Affiliate.
b.Conviction of a felony or a crime involving moral turpitude.
c.Material breach of the Company’s written code of conduct, or other material written employment policies that are applicable to the Eligible Employee.
d.Breach of any written confidentiality, non-competition or non-solicitation covenant between the Eligible Employee and the Company or any Affiliate.
e.Gross misconduct in the performance of duties.
f.Intentional refusal or failure to perform the material duties of the Eligible Employee’s position.
g.Any conduct with respect to which the Administrator determines in its sole discretion that the Eligible Employee has terminated employment under circumstances such that the payment of Severance Benefits would not be in the Company’s best interest.
Note: This definition of “Terminated for Cause” shall be used only for the purposes of administering and determining eligibility under this Plan. This Plan provision shall not be construed as implying that Employees may only be terminated “for cause.” Generally, all Employees covered by this Plan are employed by the Company “at will” and may be terminated at any time for any reason, with or without cause.
22.WARN Act – The Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law.